Exhibit 5.4

[LETTERHEAD OF QUARLES & BRADY LLP]

March 19, 2004

Precision Castparts Corp.
4650 S.W. Macadam Ave., Suite 440
Portland, Oregon 97239

Stoel Rives LLP
900 SW Fifth Avenue
Portland, OR 97204

  Re:
  Guarantee of Certain Precision Castparts Corp. Notes

Ladies and Gentlemen:

        We have acted as special Illinois counsel for Metalac Fasteners, Inc., an Illinois corporation (the "Illinois Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company of up to $200,000,000 principal amount of the Company's 5.60% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes"), which New Notes will be guaranteed by the Illinois Guarantor, for a like principal amount of the Company's outstanding 5.60% Senior Notes due 2013 (the "Old Notes"), which Old Notes have also been guaranteed by the Illinois Guarantor.

        Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Indenture.

        In connection with this opinion letter we have examined each of the following:

        1.     the Indenture dated as of December 17, 1997, as amended by the First Supplemental Indenture dated June 30, 2001, the Second Supplemental Indenture dated December 9, 2003, and the Third Supplemental Indenture dated December 9, 2003 (as so amended, the "Indenture") among the Company, each of the Company's subsidiary guarantors party thereto (including the Illinois Guarantor), and J.P. Morgan Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as trustee;

        2.     the form of the Old Notes and the New Notes;

        3.     the Notation of Guarantee (the "Guarantee") executed by the Illinois Guarantor;

        4.     a certificate of the Secretary of State of the State of Illinois regarding the existence and status of the Illinois Guarantor;

        5.     the organizational documents of the Illinois Guarantor (the "Illinois Guarantor Organization Documents"); and

        6.     Resolutions of the board of directors of the Illinois Guarantor dated as of December 9, 2003 relating to the Documents, as certified to us by the secretary or equivalent representative of the Illinois Guarantor as of March 19, 2004.

        The documents referred to in paragraphs 1 through 3 above are referred to collectively as the "Documents".

        We also have examined such other certificates, agreements, instruments and documents as we have deemed necessary or appropriate in order to render the opinions set forth herein, and we have relied on such certificates of government officials as we have deemed appropriate. We have relied completely on the foregoing documents and such other documents as referred to in this letter as to all matters of fact covered therein, and we have not undertaken any independent verification or investigation of such factual matters.

        In rendering this opinion, we have assumed the following:

        (i)    the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the authenticity of the originals of such copies; (ii) that any certificate or other document on which we have relied that was given or dated earlier than the date of this letter continued to remain accurate insofar as relevant to such opinions, from such earlier date through and including the date of this letter; and (iii) that all material factual matters, including without limitation, representations and warranties, contained in the Documents, are true and correct as set forth therein, except that we have not assumed the accuracy of any representations or warranties as to the substance of the opinions expressed herein.

        We have conducted no independent investigation with respect to these assumptions. We advise you that we have not represented the Illinois Guarantor or the Company in connection with the preparation or negotiation of the Guarantee or any of the other documents referred to herein.

        Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth below, we hereby advise you that in our opinion:

        1.     The Illinois Guarantor is a corporation validly existing and in good standing under the laws of the State of Illinois and has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the Guarantee relating to the New Notes.

        2.     The execution and delivery of the Indenture by the Illinois Guarantor, and the Illinois Guarantor's performance of its agreements under the Indenture, including the Guarantee of the New Notes by the Illinois Guarantor pursuant to the Indenture, have been duly authorized by the Illinois Guarantor.

        This opinion is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

        a.     we express no opinion with respect to the enforceability of any of the Documents or any of the provisions thereof; and

        b.     we express no opinion regarding the accuracy of any factual representation in the Documents, the financial status of the Company, the Illinois Guarantor or any other subsidiary of the Company, or any Person's ability to perform any obligations under the Guarantee or the other Documents.

        The opinions expressed in this letter apply only insofar as the laws of the State of Illinois may be applicable, and we express no opinion and make no statement of fact with respect to the laws of any other jurisdiction.

        This opinion letter is given as of the date hereof and is based on facts and conditions presently known to us and the laws currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change in any matters set forth herein.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of Persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act.

Very truly yours,
QUARLES & BRADY LLP